Eternal Energy Corp. Announces Sale of Partial Interest in Spyglass Project in North Dakota

Littleton, Colorado; May 31, 2011 – Eternal Energy Corp. (OTCBB:EERG; “Eternal Energy” or the “Company”) is pleased to announce today that the Company, and its proposed merger partner American Eagle Energy Inc., and a third party signed two related Purchase and Sale Agreements for the sale by Eternal Energy and American Eagle of half of their respective interests in the Spyglass Project located in Divide County, North Dakota.  The closing of the first transaction occurred May 26 and relates to the sale of an undivided 50% interest in approximately 8,188 net acres for approximately $7.165 million to be divided equally between American Eagle and Eternal Energy.  Subject to confirmation by the purchaser of certain aspects of title, Eternal Energy and American Eagle may sell an undivided 50% interest in up to an additional 445 net acres to the third party on the same terms and conditions as part of the first transaction.  Additionally, if Eternal Energy does not sell an undivided 50% interest in a further 269 net acres to another entity in the near term due to previously granted preferential sale rights, which transaction would be on the same economic terms and conditions, then the current purchaser would acquire that undivided 50% interest from Eternal Energy as part of the first transaction.  The closing of the second purchase and sale agreement is currently scheduled for July 26, 2011, and relates to the potential sale of an undivided 50% interest in approximately 1,096 additional net acres for approximately $959,000 to be divided equally between Eternal Energy and American Eagle.  The purchaser is a wholly-owned subsidiary of a publicly traded company with a market cap in excess of $10 billion.

Eternal Energy and American Eagle have recently sought approval for six 1,280 acre spacing units in an area of the Spyglass Project in which they expect to operate and currently plan to drill two horizontal wells in the near term.  Eternal Energy will retain operatorship for the project.

The Spyglass Project is a Bakken and Three Forks play in northern Divide County, North Dakota, that has seen a recent increase in drilling in the area.  Eternal Energy and American Eagle hold non-operated working interests in several wells drilled in 2011 by SM Energy and by Samson Resources.  During the remainder of this year, Eternal Energy and American Eagle expect to participate in up to four additional non-operated wells to be drilled by these parties.

Brad Colby, the Company’s Chief Executive Officer and President stated, “Eternal Energy is pleased to have closed the partial interest sale and looks forward to completing the other aspects of it and the second transaction.  We will maintain operational control of our Spyglass Project, as well as a major economic interest in the project.  And, Thursday's funding will provide a major assist to our efforts, and those of our proposed merger partner, to enhance our operating plans.”

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the Company, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  Persons are encouraged to read our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2011, and our other documents subsequently filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release.  Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov). The Company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby
President & CEO
Eternal Energy Corp.
303-798-5235